Exhibit 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

________

harttrinen@aol.com

(303) 839-0061 Fax: (303) 839-5414

July 20, 2026

Sunshine Biopharma Inc.

333 Las Olas Way, CU4 Suite 433

Fort Lauderdale, Florida 33301

We have acted as counsel to Sunshine Biopharma Inc., a Colorado corporation (the “Company”), in connection with the offering of shares of common stock of the Company, pursuant to the At-the-Market Issuance Sales Agreement, dated July 20, 2026 (the “Sales Agreement”), between the Company and Aegis Capital Corp. (the “Sales Agent”) and pursuant to which the Company may offer and sell, from time to time through the Sales Agent up to $4,000,000 of shares (the “Shares”) of the Company’s common stock.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the federal securities laws of the United States of America and the laws of the state of Colorado. We express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus Supplement and the Sales Agreement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Company’s Current Report on Form 8-K. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very Truly Yours,

HART & HART, LLC

By /s/ Wiliam T. Hart

William T. Hart